Exhibit 99.1

For Release: November 15, 2006

Media Contact: Bethany Sherman, NASDAQ

(212) 401-8714

Investor Contact: Vincent Palmiere, NASDAQ

(212) 401-8742

NASDAQ TO REPAY $250 MILLION OF SENIOR DEBT

New York — The NASDAQ Stock Market, Inc. (NASDAQ: NDAQ) today announced that it is repaying $250 million of its senior bank debt issued to finance acquisitions. This is an early partial prepayment, made from the company’s available cash resources. It will not trigger a prepayment penalty.

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit http://www.nasdaqfacts.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

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